Exhibit 99.1

SWM ANNOUNCES SECOND QUARTER 2017 RESULTS

ALPHARETTA, GA, August 2, 2017 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month period ended June 30, 2017.

Adjusted measures are reconciled to GAAP at the end of this release. All financial measures are from continuing operations and per share data is on a diluted basis. All financial and operational comparisons are versus the comparable prior year period. Key definitions: Advanced Materials & Structures segment (AMS), Engineered Papers segment (EP), Low Ignition Propensity (LIP), Reconstituted Tobacco Leaf (RTL), and Heat-not-Burn (HnB)

Second Quarter 2017 Financial Summary

•	Total net sales increased 17% to $255.3 million; Advanced Materials & Structures' organic net sales (excluding Conwed acquisition) increased 10%, offsetting the expected decline in Engineered Papers

•
GAAP operating profit was $39.5 million, or 15.5% of net sales, up from $37.5 million, or 17.3% of net sales; adjusted operating profit was $47.0 million, or 18.4% of net sales, up from $41.5 million, or 19.1% of net sales

•	GAAP EPS was $0.72, down 15%; Adjusted EPS was $0.88, down 5%

Second Quarter 2017 Business Highlights

•
Advanced Materials & Structures segment organic net sales increased 10%, driven by accelerated momentum of specialty films growth into the transportation end-market; net sales increased 64% including the Conwed acquisition

•
AMS segment GAAP and adjusted operating profit margins expanded 170 and 310 basis points, respectively, reflecting strong organic sales growth, improvements in base business profitability, and acquisition synergies

•
Engineered Papers segment net sales decreased 5%, due mainly to anticipated volume declines in cigarette papers, including LIP, while reconstituted tobacco volume was stable; total segment volume declined 2%

•	EP segment GAAP and adjusted operating profit margins each decreased 230 basis points due primarily to the impact of lower LIP-related sales and manufacturing inefficiencies from lower segment volume

Dr. Jeff Kramer, Chief Executive Officer, commented, "Second quarter financial results demonstrate solid overall performance of our business with several notable highlights. AMS delivered strong organic sales growth, with accelerating double-digit growth in high-margin specialty films underpinning segment results. These surface protection products for the transportation end-market are exhibiting significant momentum, particularly in Asia, and we are exploring options to leverage SWM's international footprint to capitalize on this increasing regional demand. This growth, coupled with continued execution of our Conwed synergy plans, contributed to another quarter of robust segment margin expansion. The phased site consolidation project of a legacy AMS site is underway, and we remain confident in our ability to deliver $10 million of expected run-rate synergies by the end of next year."

"Engineered Papers performed generally as expected. Although the anticipated volume challenges for traditional RTL remain a factor, continued momentum of wrapper and binder reconstituted tobacco products and the ramp-up of Heat-not-Burn sales provided a stabilizing offset. Insights from our customers, combined with increasing product awareness and test marketing of this innovative tobacco technology, support our optimism and growth-oriented investments in HnB. While our suite of recon products delivered essentially flat volume, declines in cigarette papers, including LIP, drove an overall EP segment volume decline. Expected lower pricing, LIP royalties, and reduced efficiencies contributed to margin pressure, however, we resolved certain production issues that significantly impacted EP's first quarter profits."

Dr. Kramer concluded, "With a solid first half of 2017 behind us, we remain keenly focused on continued execution of our Conwed synergy plans, supporting the momentum in our fastest growing product lines, and overall cost management to achieve our 2017 guidance for Adjusted EPS of $3.15. Looking longer-term, with AMS achieving critical mass and non-tobacco products now representing roughly half of the company's total sales, I believe SWM is approaching an inflection point. While the past several years have been spent rebalancing the portfolio by building AMS as we navigated the headwinds in our tobacco business, we believe that we are now poised to become a growth-oriented enterprise in the years ahead. The strong cash flows, international footprint, and operational excellence expertise from our mature paper operations are a powerful complement to our expanding AMS segment and we intend to continue investing in attractive technologies, products, and end-markets to drive sustainable long-term growth."

Second Quarter 2017 Financial Results

Advanced Materials & Structures segment net sales were $117.8 million, up 64%, including the Conwed acquisition. Organic net sales increased 10%, driven by surface protection films for the transportation end-market. Conwed's overall results remained generally in line with the Company's expectations, with strong sales growth of erosion and sediment control products into the infrastructure and construction end-markets driving results. GAAP operating profit was $16.6 million, up 87%; adjusted operating profit was $23.3 million, up 94%. GAAP and adjusted operating profit margins expanded 170 and 310 basis points, respectively. The overall segment sales increase, favorable mix of surface protection products, and early-stage acquisition synergies drove margin expansion.

Engineered Papers segment net sales were $137.5 million, down 5%, driven by a 2% overall volume decline. A net negative price/mix impact, lower LIP licensing royalties, and unfavorable currency movements combined for the remaining 3%. The overall volume decline reflected lower cigarette papers volume, including LIP, partially offset by non-tobacco paper volume growth. Total reconstituted tobacco volume was stable. GAAP operating profit was $30.8 million, down 14%; adjusted operating profit was $31.6 million, also down 14%. GAAP and adjusted operating profit margin each declined 230 basis points. Operating profit margin was negatively affected by the decrease in high-margin LIP-related sales (volume, price, and royalties), the negative mix impact of higher volume of low-margin non-tobacco papers, and manufacturing inefficiencies from lower overall volume compared to the prior year period.

Unallocated GAAP and adjusted expenses were each $7.9 million, up 8%, due mostly to costs associated with the 1H:17 CEO transition. Unallocated expenses were 3.1% of total sales, down 30 basis points.

Consolidated net sales were $255.3 million, up 17%, but flat on an organic basis. The Conwed acquisition contributed $38.9 million of incremental net sales. GAAP operating profit was $39.5 million, up 5%, and GAAP operating profit margin was 15.5%, down 180 basis points. Adjusted operating profit was $47.0 million, up 13%, and adjusted operating profit margin was 18.4%, down 70 basis points. Adjusted EBITDA was $55.4 million, up 8%, and adjusted EBITDA margin was 21.7%, down 200 basis points.

GAAP income was $22.3 million, down 14%; this equated to GAAP EPS of $0.72. Adjusted income was $27.5 million, down 4%; this equated to Adjusted EPS of $0.88. Interest expense was $6.8 million, up $2.7 million due to the Conwed acquisition and related debt structure changes. Other income/expense was $1.8 million unfavorable versus the prior year period. The Company's effective tax rate was 31.0%, up from 26.5%, due to a higher concentration of U.S. profits, tax rate increases in certain jurisdictions, and certain discrete items. The Chinese JVs contributed $0.01 to GAAP EPS and Adjusted EPS, down $0.01. Net currency movements had a 1% negative impact on sales and an immaterial impact on operating profits; translation impact of net currency movements was negative $0.01 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS. The most significant item was purchase accounting expenses, which were $0.12 per share, up $0.05. These expenses capture the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions. Restructuring and impairment expenses were $0.04 per share, up $0.03, primarily due to synergy-related headcount reductions in AMS and an asset impairment in EP.

2017 Year-to-Date Financial Results

Advanced Materials & Structures segment net sales were $217.8 million, up 52%, including the Conwed acquisition, with year-to-date trends consistent with those of the second quarter. Organic net sales increased 7%, led by specialty films for the transportation end-market. Conwed's overall results for the first six months of 2017 were generally in line with the Company's expectations, driven by sales growth of erosion and sediment control products into the infrastructure and construction end-markets. GAAP operating profit was $25.5 million, up 81%; adjusted operating profit was $40.5 million, up 94%. GAAP and adjusted operating profit margins expanded 180 and 400 basis points, respectively. Total segment sales growth, favorable mix, and Conwed-related synergies contributed to the margin improvements.

Engineered Papers segment net sales were $270.8 million, down 6%. Several fundamental trends exhibited in the first quarter continued through the second quarter. Sales were impacted by a 3% overall volume decline. A net negative price/mix impact, lower LIP licensing royalties, and unfavorable currency movements combined for the remaining 3%. Lower RTL and cigarette paper volumes, including LIP, were partially offset by growth of non-tobacco paper volumes. GAAP operating profit was $57.7 million, down 19%; adjusted operating profit was $59.0 million, also down 19%. GAAP and adjusted operating profit margin declined 340 and 350 basis points, respectively. The decrease in high-margin

LIP-related sales (volume, price, and royalties) and the negative mix impact of higher non-tobacco paper volume impacted margins. In addition, first quarter 2017 manufacturing inefficiencies related to production line restarts impacted year-to-date profitability.

Unallocated GAAP expenses were $17.1 million, up 4%; unallocated adjusted expenses were $16.9 million, up 5%, due to the CEO transition. Adjusted unallocated expenses were 3.5% of total sales, down 20 basis points.

Consolidated net sales were $488.6 million, up 13%, but decreased 2% on an organic basis. The Conwed acquisition contributed $65.5 million of incremental net sales. GAAP operating profit was $66.1 million, down 4%, and GAAP operating profit margin was 13.5%, down 250 basis points. Adjusted operating profit was $82.6 million, up 6%, and adjusted operating profit margin was 16.9%, down 120 basis points. Adjusted EBITDA was $99.3 million, up 2%, and adjusted EBITDA margin was 20.3%, down 230 basis points.

GAAP income was $36.0 million, down 24%; this equated to GAAP EPS of $1.17. Adjusted income was $47.3 million, down 11%; this equated to Adjusted EPS of $1.54. Interest expense was $12.6 million, up $3.9 million due to the Conwed acquisition and related debt structure changes. Other income/expense was $4.2 million unfavorable versus the prior year period due in part to the $1.8 million gain in 1Q:16 related to the sale of water rights, with no comparable gain recognized this year. The Company's effective tax rate was 32.3%, up from 27.0%, due to a higher concentration of U.S. profits, tax rate increases in certain jurisdictions, and certain discrete items. The Chinese JVs contributed $0.01 to GAAP EPS and Adjusted EPS, down $0.01. Net currency movements had an immaterial impact on sales and operating profits; translation impact of net currency movements was negative $0.02 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS. The most significant item was purchase accounting expenses, which were $0.30 per share, up $0.17. These expenses primarily capture the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions. Restructuring and impairment expenses were $0.07 per share, up $0.01.

Cash Flow, Debt, & Dividend

Year-to-date cash provided by operating activities was $44.8 million, down $7.5 million. The Company's working capital-related cash outflows were $28.0 million, up $9.7 million, as a result of AMS segment organic sales growth, inventory builds related to the planned relocation of certain AMS production assets, and timing related to tax payments. Capital spending and capitalized software totaled $20.9 million, up $10.3 million, due primarily to investments for specialty filtration paper production and the addition of Conwed. Free cash flow was $23.9 million, down $17.8 million due to working capital timing and higher capital spending. The Company expects free cash flow in the second half of 2017 to significantly exceed the first half. Year-to-date, the Company has paid dividends to shareholders totaling $25.8 million

Net debt was $623.3 million on June 30, 2017, versus $333.0 million at December 31, 2016 due mainly to the January 2017 closing of the Conwed acquisition. Pursuant to the debt covenants and certain adjustments to foreign cash balances contained in the Company’s credit facility, the Company's net debt to adjusted EBITDA was approximately 3.2x as of June 30, 2017.

The Company announced that a quarterly cash dividend of $0.42 per share will be payable on September 22, 2017 to stockholders of record as of August 25, 2017.

2017 Financial Outlook

In February 2017, the Company issued annual guidance of $3.15 for 2017E Adjusted EPS. This equated to $2.52 of GAAP EPS based on initial estimates of $0.09 per share of restructuring expenses and $0.54 per share of non-cash purchase accounting expenses related to AMS segment acquisitions that are excluded from Adjusted EPS.

The Company now expects 2017 capital expenditures and capitalized software spending to exceed $40 million. The Company previously expected approximately $35 million. The expected increase is primarily due to an acceleration of certain investments related to growth opportunities and cost reduction projects across both segments, including synergies related to the Conwed acquisition.

Conference Call

SWM will hold a conference call to review second quarter 2017 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, August 3, 2017. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered papers, films, nets, and non-wovens for a variety of applications and industries. As experts in manufacturing materials made from fibers, resins, and polymers, we provide our customers critical components that enhance the performance of their end products. The Advanced Materials & Structures segment focuses on resin-based rolled goods for the filtration, transportation, infrastructure & construction, medical, and industrial end-markets. This segment was established in 2013 as part of a strategic transformation intended to diversify SWM's historical concentration in the tobacco industry and reposition the Company for long-term growth. The Company currently generates approximately half of its total sales outside the tobacco industry. The Engineered Papers segment remains primarily focused on supplying major cigarette manufacturers with a variety of specialty papers. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,400 people worldwide. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2017 guidance and future performance, future market and EPS trends, future EPS contributions of our China JVs and RTL, AMS margins, sales and volume trends, Argotec financial results, growth prospects, capital spending, currency rates and trends and impact on EPS, 2017 momentum, future cash flows, effective tax rates, 2017 LIP sales trends, future RTL volumes, LIP pricing and royalties, diversification efforts of our AMS segment, accretion from the Conwed acquisition, future results of DelStar, interest rate swap impacts, future growth of non-tobacco sales, benefits of AMS' new enterprise resource planning system, and other statements generally identified by words such as "believe," "expect," "intend," "plan," "potential," "anticipate," "project," "appear," "should," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the following factors:

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Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our commercial segments, including in Asia regarding our AMS business;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, and mining sectors impacting key AMS segment customers;

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Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the US in 2010;

•	Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

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Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

•
Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

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The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

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International conflicts and disputes such as those involving the Russian Federation and the Middle East, which restrict our ability to supply product in the affected regions due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, or other commercial activities in troubled regions;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the European Patent Office opposition proceedings;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2016 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Allison Aden
Chief Financial Officer
+1-770-569-4277
Or
Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Advanced Materials & Structures	$117.8	$72.0	63.6%	$217.8	$143.0	52.3%
Engineered Papers	137.5	145.3	(5.4)%	270.8	288.9	(6.3)%
Total Consolidated	$255.3	$217.3	17.5%	$488.6	$431.9	13.1%

Operating Profit (Loss) from Continuing Operations
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2017	2016	2017	2016	2017	2016	2017	2016
Advanced Materials & Structures	$16.6	$8.9	14.1%	12.4%	$25.5	$14.1	11.7%	9.9%
Engineered Papers	30.8	35.9	22.4%	24.7%	57.7	71.4	21.3%	24.7%
Unallocated	(7.9)	(7.3)			(17.1)	(16.4)
Total Consolidated	$39.5	$37.5	15.5%	17.3%	$66.1	$69.1	13.5%	16.0%

Restructuring and Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Advanced Materials & Structures	$6.7	$3.1	$15.0	$6.8
Engineered Papers	0.8	0.9	1.3	1.8
Unallocated	—	—	0.2	0.3
Total Consolidated	$7.5	$4.0	$16.5	$8.9

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2017	2016	2017	2016	2017	2016	2017	2016
Advanced Materials & Structures	$23.3	$12.0	19.8%	16.7%	$40.5	$20.9	18.6%	14.6%
Engineered Papers	31.6	36.8	23.0%	25.3%	59.0	73.2	21.8%	25.3%
Unallocated	(7.9)	(7.3)			(16.9)	(16.1)
Total Consolidated	$47.0	$41.5	18.4%	19.1%	$82.6	$78.0	16.9%	18.1%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses and Purchase Accounting Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating profit from continuing operations	$39.5	$37.5	$66.1	$69.1
Plus: Restructuring and impairment expense	1.6	0.9	2.7	2.7
Plus: Purchase accounting adjustments	5.9	3.1	13.8	6.2
Adjusted Operating Profit from Continuing Operations	$47.0	$41.5	$82.6	$78.0

Income from continuing operations	$22.3	$26.0	$36.0	$47.1
Plus: Restructuring and impairment expense	1.6	0.9	2.7	2.7
Less: Tax impact of restructuring and impairment expense	(0.4)	(0.3)	(0.8)	(0.7)
Plus: Purchase accounting adjustments	5.9	3.1	13.8	6.2
Less: Tax impact of purchase accounting adjustments	(1.9)	(1.2)	(4.4)	(2.4)
Adjusted Income from Continuing Operations	$27.5	$28.5	$47.3	$52.9

Earnings per share - diluted	$0.72	$0.85	$1.17	$1.54
Plus: Loss (income) per share from discontinued operations	—	—	—	—
Earnings per share from continuing operations	0.72	0.85	1.17	1.54
Plus: Restructuring and impairment expense per share	0.05	0.03	0.09	0.09
Less: Tax impact of restructuring and impairment expense per share	(0.01)	(0.02)	(0.02)	(0.03)
Plus: Purchase accounting adjustments per share	0.19	0.10	0.45	0.20
Less: Tax impact of purchase accounting adjustments per share	(0.07)	(0.03)	(0.15)	(0.07)
Adjusted Earnings Per Share from Continuing Operations - Diluted	$0.88	$0.93	$1.54	$1.73

Income from continuing operations	$22.3	$26.0	$36.0	$47.1
Plus: Interest expense	6.8	4.1	12.6	8.7
Plus: Income tax (benefit) provision	9.9	9.1	17.0	17.2
Plus: Depreciation & amortization	14.8	11.3	31.0	22.1
Plus: Restructuring and impairment expense	1.6	0.9	2.7	2.7
Adjusted EBITDA from Continuing Operations	$55.4	$51.4	$99.3	$97.8

Cash provided by operating activities of continuing operations	$31.9	$34.6	$44.8	$52.3
Less: Capital spending	(8.2)	(5.2)	(19.3)	(9.7)
Less: Capitalized software costs	(0.8)	(0.7)	(1.6)	(0.9)
Free Cash Flow from Continuing Operations	$22.9	$28.7	$23.9	$41.7

			June 30, 2017	December 31, 2016

Total Debt			$721.1	$440.4
Less: Cash			97.8	107.4
Net Debt			$623.3	$333.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in per share amounts)

2017 Earnings Per Share Guidance - Diluted, from Continuing Operations

2017E
2017E EPS	$2.52
Plus: Restructuring/Impairment expense	0.13
Less: Tax impact of restructuring/impairment expense	(0.04)
Plus: Purchase accounting expense	0.81
Less: Tax impact of purchase accounting expense	(0.27)
2017E Adjusted EPS	$3.15

* 2017E Adjusted EPS guidance issued in February 2017; reconciliation to GAAP issued in May 2017 upon completion of initial estimates for restructuring/impairment and purchase accounting expenses
** Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.